Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

At Hall, Kinion & Associates, Inc.

Investor Contact:

Martin Kropelnicki

Vice President & CFO

(415) 895-2200

HALL KINION ANNOUNCES REVISION TO 2002 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Novato, CA—March 31, 2003—Hall, Kinion & Associates, Inc. (NASDAQ: HAKI), The Talent Source®, announced today revisions to previously reported financial results for the fourth quarter and fiscal year 2002. Hall Kinion’s audited financial statements for the year ended December 29, 2002, which were filed today with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K, reported a net loss of $17.7 million or $1.39 per share for the 2002 fourth quarter and a net loss of $20.6 million or $1.66 per share for fiscal year 2002.

On February 4, 2003, Hall Kinion had previously reported a net loss of $1.8 million or $0.14 per share for the 2002 fourth quarter and a net loss of $4.8 million or $0.37 per share for the fiscal year 2002. The revised financial results reflect (i) $15.5 million impairment charge for goodwill and (ii) $0.5 million charge related to the valuation of certain other assets.

The Company’s market capitalization declined significantly beginning early in 2003, after it pre-announced fourth quarter financial results. As such, the Company reconsidered assumptions and estimates included in its goodwill impairment test as of December 29, 2002. As a result of this reconsideration, the Company concluded that the estimated fair values of the Company’s reporting units were less than the related carrying values and a goodwill impairment charge of $15.5 million was required as of December 29, 2002. After consideration of the realizability of the Company’s deferred income taxes, no income tax benefit was booked for the impairment of goodwill.

Because Hall Kinion had not issued its 2002 financial statements and the Company believes that the revised assumptions and estimates reflect conditions that existed as of December 29, 2002, generally accepted accounting principles required that these items be reflected in the fiscal 2002 financial statements.

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Hall, Kinion & Associates, Inc.

March 31, 2003 / Page 2

About Hall Kinion & Associates

Hall Kinion & Associates, Inc., The Talent Source® for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors around the globe. The Company finds, evaluates and places professional talent in more than 15 critical industries including: Technology, Government and Energy. Founded in 1991, Hall Kinion’s client list includes many of the world’s most prominent technology innovators such as Hewlett Packard, AT&T Wireless and IBM. The company currently operates in the United States and abroad. Hall Kinion’s Web site address is http://www.hallkinion.com.

About OnStaff

With more than 40 offices in the United States, OnStaff® is a premier national specialty Staffing firm placing temporary and full-time professionals in the Title, Escrow, Mortgage, Financial Services and Healthcare industries. The Company operates industry-specific recruiting and placement Web sites including: www.titleboard.com, www.escrowboard.com, www.bankingboard.com and MediCenter.com. OnStaff’s Web site address is http://www.onstaff.com. OnStaff is a wholly owned subsidiary of Hall Kinion & Associates, Inc. (NASDAQ: HAKI).

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion’s expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the rate of hiring and productivity of sales and sales support personnel; the availability of qualified professionals; changes in the relative mix between contract and permanent placement services; changes in the pricing of Hall Kinion’s services; the timing and rate of entrance into or exit from new geographic markets and the addition and closing of offices; the structure and timing of acquisitions, changes in demand for professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion’s Report on Form 10-K for the year ended December 29, 2002 and other filings made with the Securities & Exchange Commission.

FINANCIAL TABLES FOLLOW

Hall, Kinion and Associates, Inc.

March 31, 2003 / Page 3

Hall, Kinion & Associates, Inc.

Condensed Consolidated Income Statements

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 29, 2002	Dec. 30, 2001	Dec. 29, 2002	Dec. 30, 2001
Net revenues:
Contract services	$38,378	$26,489	$115,644	$149,515
Permanent placement	779	2,056	4,784	24,321

Total net revenues	39,157	28,545	120,428	173,836
Cost of contract services	27,191	18,323	80,744	100,834

Gross profit	11,966	10,222	39,684	73,002
Operating expenses:
Operating expenses	13,906	20,652	47,407	96,820
Impairment of goodwill	15,478	—	15,478	26,736
Restructuring costs (income)	870	11,623	(6)	17,048

Total operating expenses	30,254	32,275	62,879	140,604

Loss from operations	(18,288)	(22,053)	(23,195)	(67,602)
Other income / (expense), net	(601)	181	(323)	1,181

Loss before income taxes	(18,889)	(21,872)	(23,518)	(66,421)
Income taxes benefit	(1,236)	(7,332)	(2,870)	(20,809)

Net loss	$(17,653)	$(14,540)	$(20,648)	$(45,612)

Net loss per share:
Basic	$(1.39)	$(1.12)	$(1.66)	$(3.48)
Diluted	$(1.39)	$(1.12)	$(1.66)	$(3.48)
Shares used in per share calculations:
Shares Outstanding—Basic	12,681	12,946	12,475	13,121
Shares Outstanding—Diluted	12,681	12,946	12,475	13,121

Hall, Kinion & Associates, Inc.

March 31, 2003 / Page 4

Hall, Kinion & Associates, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	Dec. 29, 2002	Dec. 30, 2001
Assets

Current Assets:
Cash and cash equivalents	$8,571	$15,488
Investments	—	8,200
Accounts receivable, net	17,804	12,705
Prepaid expenses and other current assets	1,554	5,706
Income taxes receivable	—	7,664
Deferred income tax	3,925	5,166

Total current assets	31,854	54,929

Property and equipment, net	7,511	8,798
Goodwill, net	11,849	15,478
Intangible assets, net	10,859	—
Deferred income taxes and other assets	12,833	10,254

Total assets	$74,906	$89,459

Liabilities and stockholders' equity

Current Liabilities:
Bank line of credit	$10,000	$—
Accounts payable and accrued expenses	14,122	18,208
Income tax payable	816	—

Total current liabilities	24,938	18,208
Long-term debt and other non-current obligations	6,201	6,470

Total liabilities	31,139	24,678

Stockholders' Equity:
Common stock	85,036	85,804
Stockholders' note receivable	(800)	(1,200)
Other comprehensive loss	(103)	(105)
Accumulated deficit	(40,366)	(19,718)

Total stockholders' equity	43,767	64,781

Total liabilities and stockholders' equity	$74,906	$89,459